Exhibit (p)(6)

CERBERUS CAPITAL MANGEMENT, L.P.

(AND AFFILIATED ENTITIIES)

CODE OF ETHICS & BUSINESS CONDUCT

Adopted November 2006

As Amended August 2012

Compliance & Risk Management Committee; Best Practices

The Firm1 has designated a Compliance & Risk Management Committee (the “Compliance & Risk Management Committee”), which is charged with the implementation of this Code of Ethics & Business Conduct (the “Code”). The Compliance & Risk Management Committee has adopted a charter, which may be amended, revised and/or supplemented from time to time (the “Charter”). To the extent the Charter provides discretionary authority to the Compliance & Risk Management Committee, the policies and procedures set forth below shall apply.

As a federally registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Code is designed to achieve best practices in light of the Advisers Act and in conformity with standard industry practice.

Statement of General Policy

The Firm is committed to the highest standards of ethical conduct. The Firm’s core values, as a fiduciary to the Firm’s investors, guide the manner in which the Firm conducts business – with openness, integrity, honesty and trust.

The Firm puts its core values into practice every day by placing the investors’ interests ahead of the Firm’s. The Firm incorporates its core values into its operations through a system of internal controls. Central to these controls are the Firm’s Compliance Policies and Procedures. Adherence to these policies and procedures is mandatory for all Employees2, and a condition of employment. Further, Employees are required to cooperate fully with the Firm’s compliance, legal and risk professionals (including, without limitation, each member of our Compliance and Risk Management Committee), who are constantly working to enhance the Firm’s system of internal controls. The Firm’s compliance, legal and risk professionals have the unwavering support of the Firm’s Chief Executive Officer, Stephen Feinberg, as well as all of the Firm’s senior managers.

[1]

For the purpose of the Code, the “Firm” includes Cerberus Capital Management, L.P., any general partner, management company or other entity affiliated with Cerberus Capital Management, L.P. providing investment advisory services to investment funds and managed accounts affiliated with Cerberus Capital Management, L.P., as well as certain other affiliates of Cerberus Capital Management, L.P. whom the Office of General Counsel of Cerberus Capital Management, L.P. and/or the Compliance & Risk Management Committee has determined are subject to the Code. Notwithstanding anything to the contrary, the Code shall not apply to the portfolio companies of Cerberus Capital Management, L.P. and its affiliated funds and managed accounts, each of which shall form their own policies and procedures as necessary and applicable.

[2]

For the purpose of the Code of Ethics, an “Employee” includes all general partners, limited partners and members of the Firm who are performing services for the Firm, employees, and officers of the Firm, as well as certain other persons, such as independent contractors, consultants, or other agents performing services for the Firm who, in the discretion of the Compliance & Risk Management Committee, are made subject to the Firm’s policies and procedures. For the avoidance of doubt, employees of the various companies held by the Firm’s funds and accounts are not subject to these policies and procedures. Each such person is subject to the policies and procedures of his or her employer (i.e., the applicable portfolio company).

The Code contains general guidelines for conducting Firm business consistent with the highest standards of business ethics. The Code does not, by itself, ensure ethical conduct. Every employee of the Firm has a personal responsibility to embody and model ethical behavior in all activities that may reflect on the Firm.

While affirming its confidence in the integrity and good faith of all its Employees, the Firm recognizes that certain of its personnel have or may have knowledge of present or future securities and other transactions and, in certain instances, the power to influence securities and other transactions made by or for the investment funds and accounts managed and/or advised by the Firm (collectively, the “Funds and Accounts”), and that if such individuals engage in personal transactions in securities3 that are eligible for investment by the Funds and Accounts, these individuals could be in a position where their personal interest may conflict with the interests of the Funds and Accounts.

In view of the foregoing and of the provision of Rule 204A-1 under the Advisers Act, the Firm has determined to adopt the Code in an attempt to avoid actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish general guidelines for the conduct of Employees as well as pre-clearance and/or reporting requirements and enforcement procedures.

The Code supplements any policies and procedures adopted by the Firm with respect to the subject matter hereof. To the extent the terms of the Code are in conflict with or in opposition to any other prior policy, code or manual, the terms herein shall control the governance of the Firm as of the date of adoption (or the date of adoption of amended terms, as applicable) of the Code.

Statement of General Principles

In recognition of the trust and confidence placed in the Firm by the investors in the Funds and Accounts and to give effect to the Firm’s belief that its operations should be directed to the benefit of the Funds and Accounts, the Firm hereby adopts the following general principles toguide the actions of its Employees:

(i)	The interests of the Funds and Accounts are paramount. Employees must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Funds and Accounts before their own.

[3]

For the purpose of the Code, “securities” include but are not limited to publicly issued and privately placed: (i) debt or equity securities of any issuer, including capital stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); currencies; interest rate, currency, commodity, equity and other derivative products including, without limitation, (A) futures contracts (and options thereon) relating to stock indices, currencies, United States Government securities and securities of foreign governments, other financial instruments and all other commodities, (B) swaps, options, puts, calls, warrants, debt securities, caps, collars, floors and forward rate agreements, (C) spot and forward currency transactions and (D) agreements relating to or securing such transactions; real estate securities; equipment lease certificates; equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper certificates of deposit; banker’s acceptances; trust receipts; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable and includes in particular distressed securities and (ii) real and personal property (including, without limitation, office, retail, industrial, hotel, residential, recreational, Health care or mixed-use assets or land).

(ii)	All permitted personal transactions in securities by Employees must be accomplished so as to avoid the appearance of a conflict of interest on the part of such personnel with the interests of the Funds and Accounts.

(iii)	Employees must avoid actions or activities that allow a person to profit or benefit from his or her position with respect to the Funds and Accounts or that otherwise improperly bring into question the person’s independence or judgment.

(iv)	Employees must report any violation(s) of the Code or inappropriate conduct to the Compliance & Risk Management Committee.

(v)	Employees must comply with all applicable laws, rules and regulations, including U.S. securities laws, as described in more detail below.

Uphold the Law

The Firm’s commitment to integrity begins with complying with the laws, rules and regulations in the countries in which it does business. Further, Employees must have an understanding of Firm policies, laws, rules and regulations that apply to their individual roles within the Firm. If you are unsure of whether a contemplated action is permitted by law or Firm policy, you should seek advice from a member of the Compliance & Risk Management Committee. Employees are responsible for preventing violations of law and for speaking up if individuals become aware of possible violations.

Reporting Violations

As noted above, Employees must report any violation(s) of the Code or inappropriate conduct to the Compliance & Risk Management Committee. The Firm prohibits retaliation against any Employee who, in good faith, seeks help or reports known or suspected violations of any laws, regulations or the Code, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

Cerberus has also established an Ethics Hotline and an Ethics E-mail Box to enhance the existing options for Employees to report potential legal, regulatory or unethical conduct.

Avoid & Disclose Conflicts of Interest

Employees must avoid any relationship or activity that might impair, or even appear to impair, such individual’s ability to make objective and fair decisions when performing job functions. At times, Employees may be faced with situations where the business actions they take on behalf of the Firm may conflict with their own personal or family interests because the course of action that is best for such individuals may not also be the best course of action for the Firm or for the Funds and Accounts. For example, the following situations would be considered possible conflicts of interest which the Employee must disclose:

•

An Employee’s relative is a member of the Board of Directors or senior management of a company which the Firm is pursuing as a potential private equity opportunity and the relative asks whether the Employee would be able to secure a position for him/her after Cerberus completes its purchase of the company.

•	A service provider to the Firm offers to provide free services to an Employee if he/she will recommend to the Firm that the service provider is strongly considered for a new project.

•

A service provider (law firm, accounting firm, ratings agency, valuation firm, etc.) offers to pay a commission (or any other type of fee) to an Employee in return for the Employee directing or awarding business to the service provider.

•

A co-investor in one of the Firm’s private equity transactions asks an Employee to serve as a reference for the co-investor and to speak to potential investors who are conducting due diligence on the co-investor before investing in the co-investor’s funds.

We owe a duty to the Firm (and, above all, the Funds and Accounts) to advance the Firm’s (and, above all, the Funds’ and Accounts’) legitimate interests when the opportunity to do so arises. Employees must never use Firm property or information for personal gain or personally take for themselves any opportunity that is discovered through their Firm position.

Employees will be asked, periodically, to disclose the names and employer’s names of their Immediate Family Members, whether or not such individuals reside with the Employee. The Compliance & Risk Management Committee (or its designee(s)) will use such information to identify possible conflicts of interest between the Employees and the service providers to the Firm.

The Firm requires that Employees disclose any situation, including situations pertaining to the Employee’s family members, which reasonably could be expected to give rise to a conflict of interest. If an Employee suspects the existence of a conflict of interest or something that others could reasonably perceive as a conflict of interest, the Employee must report the circumstances to a member of the Compliance & Risk Management Committee. A member of the Compliance & Risk Management Committee will work with the reporting Employee to determine whether there is a conflict of interest and, if so, how best to address it. Conflicts of interests may only be waived by the Compliance & Risk Management Committee.

General Prohibition Against Fraud, Deceit and Manipulation

No Employee shall:

(i)	employ any device, scheme or artifice to defraud a Fund, Fund investor, Account, or Account holder;

(ii)	engage in any act, practice or course of business that would operate as a fraud or deceit upon any Fund, Fund investor, Account, or Account holder; or

(iii)	engage in any manipulative practice with respect to the Funds, Fund investors, Accounts, or Account holders.

Securities Compliance Policy and Procedures

The Firm has adopted the Securities Compliance Policy and Procedures to govern policies and procedures regarding material nonpublic information and proprietary Firm information, including internal screen (Chinese Wall) procedures, evaluation group and restricted list procedures, Employee accounts and trading, and creditors’ committee service policies and trading order compliance. The Securities Compliance Policy and Procedures are hereby incorporated by reference herein to the extent such does not conflict with the terms and provisions of the Code.

Gifts, Entertainment and Other Business Courtesies

Providing Business Courtesies4

The Firm is committed to competing solely on the merit of its products and services. Employees should avoid any actions that create a perception that favorable treatment of outside entities by the Firm was sought, received, or given in exchange for personal “business courtesies” (includes, but is not limited to: gifts, entertainment of any kind, travel or hotel accommodations, admission to events, etc.). Any Employee who offers a business courtesy should only do so if it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, an Employee may never use personal funds or resources to do something that cannot be done with Firm resources.

Although customs and practices might differ among the many marketplaces in which the Firm conducts its business, Firm policies regarding business courtesies are substantially similar within the U.S. and elsewhere throughout the world. As a matter of respect for the rich and diverse business customs practiced in the international markets in which the Firm does business, the Firm recognizes that permissible business conduct might differ somewhat based on local ethical business practices. Nonetheless, the actions of Employees, even internationally, must always be consistent with Firm policies and procedures.

[4]	Employees should refer to the Employee Handbook for further guidance regarding the provision of gifts and entertainment.

Gifts

No Employee shall provide any gifts to investors, vendors or third parties with which the Firm or its affiliates conducts, or is considering conducting, business, without obtaining pre-approval from the Chief Compliance Officer (or his designee).

Entertainment and Other Business Courtesies

Separate and apart from any gifts provided to investors, vendors or third parties with which the Firm or its affiliates conducts, or is considering conducting, business, Employees may provide normal and customary entertainment (provided that the person providing the entertainment is present) that facilitate the handling of the Firm’s business, such as a business luncheon, dinner or other non-extravagant activity. However, no Employee may provide lavish, extravagant or excessive entertainment to investors, vendors or third parties with which the Firm or its affiliates conducts, or is considering conducting, business.

Government Officials

Specific requirements and restrictions apply to the offering of gifts, entertainment and other business courtesies to U.S. and non-U.S. Government Officials.5 Typically, the laws, rules and regulations concerning the provision of meals, gifts, entertainment and other business courtesies to Government Officials varies depending on the jurisdiction (country, state, county, municipality, etc.) and/or the branch of government (legislative vs. executive). For example, there are substantial prohibitions and limitations on gifts that may be provided to members of Congress and their staff, and other federal employees.

[5]	“Government Official” includes:

•

An officer, employee or any person acting in an official capacity for or on behalf of a government, including its departments, agencies, instrumentalities and government- or state-owned or controlled entities;

•	An entity is “owned” or “controlled” by the government if:

•	The government owns more than 50% of the entity; or

•	The government exercises control over the entity (e.g., via board membership, control in fact, veto rights, or some other known factors);

•	Any person acting in an official capacity for or on behalf of any government, government entity or public international organization (e.g., an official advisor to the government);

•	An officer or employee of an international organization (e.g., the World Bank or the United Nations);

•	A member of the royal or ruling family of a country;

•	An officer or employee of a political party or any party official; or

•	Any candidate for political office.

Governments may own or control certain enterprises which, at first, do not appear to be traditionally state owned or controlled entities. However, officials and employees of these state owned or controlled enterprises should be included in the above definition of government official. Further, some countries with or in which the Firm conducts business have laws that include a broader or narrower definition of the term “government official.” Where a particular jurisdiction defines the term more broadly than defined herein, Employees are required to comply with the broader definition. Where a particular jurisdiction defines the term more narrowly than defined herein, Employees are nonetheless required to comply with the Firm’s definition of government official. Please contact the Chief Compliance Officer (or his designee) if you have any questions whether a particular individual qualifies as a government official under the applicable local laws of the government official or the Firm’s policies.

Accordingly, Employees are prohibited from offering or giving any meal, gift, entertainment or other business courtesy to Government Officials without first receiving pre-approval from the Chief Compliance Officer (or his designee).

Receiving Business Courtesies6

No Employee should obtain any material personal benefits or favors because of his or her position with the Firm. Each Employee’s decisions on behalf of the Firm must be free from undue influence.

Gifts

No Employee shall ask for, or accept, any gifts from vendors or third parties with whom or which the Firm or its affiliates conducts, or is considering conducting, business, without obtaining pre-approval from the Chief Compliance Officer (or his designee). However, an Employee may accept an occasional or nominal non-cash gift item without first obtaining pre-approval from the Chief Compliance Officer (or his designee) so long as the aggregate amount of all gifts received by an Employee from any one source over a calendar year does not exceed $250.

If you receive a gift that is prohibited by our policies, you must notify the Chief Compliance Officer and, collectively, determine the best manner in which to proceed (i.e., return the gift with or without an explanation, retain the gift but make a charitable contribution to offset the value of the gift received, etc.).

Entertainment and Other Business Courtesies

Employees may accept normal and customary entertainment (provided that the person providing the entertainment is present) that facilitate the handling of the Firm’s business, such as a business luncheon, dinner or other non-extravagant activity. However, no Employee may accept lavish, extravagant or excessive entertainment from vendors or ‘third parties with which the Firm or its affiliates conducts, or is considering conducting, business.

Under certain limited circumstances, an Employee may be permitted to accept other business courtesies including, but not limited to hotel and travel accommodations. However, any of these types of business courtesies, regardless of value, must be approved in advance by the Chief Compliance Officer (or his designee).

Political Contributions and Activities

Except as expressly provided in the Firm’s Political Contributions and Activities Policy and Procedures, all Employees (without exception) must obtain prior approval before making (or even agreeing to make) any political contribution and/or engaging (or even agreeing to engage) in any political activity. Please note that this requirement also applies to all Employees’ Immediate Family Members’7 political contributions and political activities.

[6]	Employees should refer to the Employee Handbook for further guidance regarding the receipt of gifts and entertainment.
[7]

For the purpose of these policies and procedures, Immediate Family Member includes individuals residing in your household who are your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, ‘father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; individuals to whom you provide full-time economic support; and individuals who you claim as dependents for tax purposes.

The Finn’s Political Contributions and Activities Policy and Procedures apply to all Employees who are U.S. citizens or permanent resident aliens (i.e., a green card holder residing in the United States), wherever located. U.S. citizens living abroad who may be entitled to vote in the jurisdiction in which they live should consult their local legal or compliance representatives to determine if there are any restrictions or limitations that may apply to political contributions or political activities in that jurisdiction.

Please refer to the Political Contributions and Activities Policy and Procedures for further information.

Charitable Contributions

The Firm may make charitable contributions to or through legally organized and recognized charities. However, Employees may not offer or agree to make a charitable contribution on behalf of the Firm without first receiving pre-approval from the Compliance and Risk Management Committee.

Directorships and Similar Positions

No Employee shall accept a position as a director, trustee, general partner, manager, managing member or similar position of a corporation, association, partnership, limited liability company or any other legal entity unless the acceptance of such a position has been approved by the Compliance & Risk Management Committee and is consistent or not in conflict with the interests of the Funds and Accounts. Every employee shall provide notice to the Compliance & Risk Management Committee of all such positions held by such employee.

Employment of Relatives

It is the Firm’s policy to hire, promote and transfer Employees on the basis of individual merit and to avoid any hint of favoritism or discrimination in making such decisions. The employment of individuals with close relationships in positions where one might have undue influence over the other’s status or job security may appear to conflict with this ideal. For this reason, the Compliance & Risk Management Committee reserves the right to, and shall, review individual circumstances as they arise in an effort to provide a workplace that is fair to all concerned.

Review and Enforcement

The Compliance & Risk Management Committee, in conjunction with the Securities Compliance Committee, either directly or through their designee(s), shall endeavor to notify each Employee of his or her obligations under the Code and the Securities Compliance Policy and Procedures incorporated by reference herein.

If the Compliance & Risk Management Committee and/or the Securities Compliance Committee preliminarily determines that a violation of law, the Code, or other Firm policy has occurred, or believes that such a violation may have occurred, the Compliance & Risk Management Committee and/or the Securities Compliance Committee may prepare a written report regarding the possible violation, together with any confirmations, account statements or other reports and any additional explanatory material provided by the Employee, and deliver a copy of such report to the Employee’s primary supervisor and, if appropriate, the Office of the General Counsel and one or more Firm committees. After conferring with the Employee at issue and the appropriate Employees and committees, the Compliance & Risk Management Committee shall make a final determination as to whether a violation in fact occurred. If the Compliance & Risk Management Committee finds that a violation has occurred, the Compliance & Risk Management Committee, in consultation with the Office of the General Counsel, may take disciplinary action against the individual up to and including termination.

Reporting and Compliance Obligations

Within ten days of becoming an Employee, each Employee must complete an acknowledgment of receipt of the compliance policies and procedures of the Firm including the Code. In addition, every Employee shall certify annually that he or she:

(i)	has read and understands the compliance policies and procedures of the Firm, including the Code;

(ii)	recognizes that he or she is subject to the compliance policies and procedures of the Firm; including the Code;

(iii)	has complied with the compliance policies and procedures of the Firm, including the Code and the limited personal trading permitted by the Securities Compliance Policy and Procedures incorporated by reference herein; and

(iv)	has disclosed and reported all personal securities transactions and personal securities accounts required to be disclosed or reported pursuant to the Code and the Securities Compliance Policy and Procedures.

A form of such initial and annual certification is attached as Exhibit A hereto.

Recordkeeping

The Firm shall maintain records relating to the Code pursuant to the books and records policies and procedures adopted by the Firm. Please refer to the Firm’s Records Retention Policy for further information.

Miscellaneous

All reports and other confirmations of securities transactions, and other information filed with the Firm pursuant to the Code and the Securities Compliance Policy and Procedures incorporated by reference herein, shall be treated as confidential, provided such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies or as otherwise deemed necessary and appropriate by the Compliance & Risk Management Committee and/or the Office of the General Counsel.

Specific procedures, interpretations and issues regarding the matters discussed in the Code may be set forth in written statements, memoranda and/or resolutions of the Compliance & Risk Management Committee from time to time. To the extent the procedures, interpretations and issues regarding the matters set forth in any such statement, memorandum and/or resolution conflict with the procedures set forth in the Code, such statement, memorandum and/or resolution shall govern (except as set forth in the Governing Documents). To the extent the procedures, interpretations and issues regarding the matters set forth in any such statement, memorandum and/or resolution conflict with the procedures set forth in any other such statement, memorandum and/or resolution, the more recent statement, memorandum and/or resolution shall govern.

Waivers or Exceptions

While some of the Firm’s policies must be strictly adhered to and no waivers or exceptions can be allowed, in other cases, waivers or exceptions may be possible. For example, a minor conflict of interest may be resolved simply by disclosure of the conflict and obtaining an appropriate waiver or consent. In general, however, Employees should expect that waivers of the requirements of the Code will be made only in exceptional circumstances and only by the Compliance & Risk Management Committee and/or its designee.

Helpful Guidelines

Several key questions can help to identify situations that may be unethical, inappropriate, or illegal. Ask yourself:

•	Does what I am doing comply with the letter and the spirit of the Firm’s policies and procedures?

•	Have I been asked to misrepresent information or deviate from normal procedure?

•	Would I feel comfortable describing my decision at a staff meeting, under oath in a court of law, and under oath before the Securities and Exchange Commission?

•	How would it look if it made the headlines?

•	Am I being loyal to my family, the Firm, the Funds and Accounts, and myself?

•	What would I tell my child to do?

•	Is it the right thing to do?

Questions Concerning Policies and Procedures; Reporting Violations

Questions concerning any aspect of the Code should be directed to any member of the Compliance & Risk Management Committee.

As noted above, Employees must report any violation(s) of the Code or inappropriate conduct to the Compliance & Risk Management Committee. The Firm prohibits retaliation against any Employee who, in good faith, seeks help or reports known or suspected violations of the Code, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

Exhibit A

Certification of Compliance

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CERBERUS CAPITAL MANAGEMENT, L.P.

(AND CERTAIN AFFILIATED ENTITIES)

CERTIFICATION OF COMPLIANCE

I acknowledge that I have received the compliance policies and procedures (collectively, the “Compliance Manual”) including the Employee Handbook and the Code of Ethics & Business Conduct (the “Code”) of Cerberus Capital Management, L.P., for itself and certain affiliated entities (collectively, the “Firm”), and I represent and/or acknowledge that:

1.	I am aware that the policies and procedures set forth in the Compliance Manual are designed both to confirm that the Firm and its personnel conform to the highest standards of good conduct and to confirm compliance with all applicable federal and state laws, regulatory and self-regulatory organization requirements and the Firm’s policies and procedures. Since my date of employment with the Firm or the date of execution of my last Certification of Compliance, whichever is later, I (i) have read and understood the Compliance Manual, including the Code, (ii) recognize that I am subject to the Compliance Manual, including the Code, and (iii) agree to comply, and have complied, fully with all applicable federal and state laws, regulatory and self- regulatory organization requirements and the policies and procedures contained in the Compliance Manual, including the Code and the limited personal trading permitted by the Securities Compliance Policy and Procedures incorporated by reference therein.

2.	I understand that any failure on my part to be fully aware of and comply with all applicable federal and state laws, regulatory and self-regulatory organization requirements and the policies and procedures set forth in the Compliance Manual (including prohibitions on personal trading) may have serious adverse consequences both for me and the Firm.

3.	Changes to the Compliance Manual may be made from time to time. These changes will be circulated for insertion in the Compliance Manual or otherwise made available. I understand that I am responsible for keeping my copy of the Compliance Manual updated, if applicable, and for becoming familiar with all such changes to the Compliance Manual.

4.	If at any time I have any doubt, whatsoever, as to the correct policy or procedure to follow in relation to any matter which is the subject of a federal or state law, a regulatory or self-regulatory organization requirement or the Compliance Manual, or if I am unclear as to the meaning or effect of anything contained in the Compliance Manual, I agree to consult, and have consulted, with the applicable committee of the Firm (or, if in doubt as to the applicable committee, the Office of the General Counsel of the Firm) immediately.

5.	In accordance with the Code and the Securities Compliance Policy and Procedures (which is incorporated by reference into the Code), I will refrain (and have refrained) from prohibited trading in my personal accounts and I will seek (and have sought and received) advance clearance for those transactions in my personal accounts that require advance clearance.

6.

In accordance with the Code and the Securities Compliance Policy and Procedures (which is incorporated by reference into the Code), I have disclosed any and all private investments, and any and all securities accounts in which securities (this includes any and all types of securities, e.g., mutual funds, ETFs, etc.) are held or through which securities transactions may be executed and which either: (1) I or my Immediate Family Members[1] have a beneficial interest,[2] or (2) I directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have access to or control (sole or shared) over. In addition, I will immediately disclose any new securities accounts that may be established during the course of the year. Further, I authorize the Firm to receive, directly or indirectly, electronic records of ALL of the above securities accounts’ holdings and transactions from the financial institutions at which such securities accounts have been established. In the event such records are unavailable via electronic transmittal, I will submit monthly statements for such accounts.

7.	In accordance with the Political Contributions and Activities Policy and Procedures (which is incorporated by reference into the Code), I will not make any political contributions or engage in any political activities without first receiving pre-approval from the Compliance Department. Further, I have not made any political contributions or engaged in any political activities, except for those which I pre- cleared and received approval from the Compliance Department. In addition, I understand that certain of my Immediate Family Members’ political contributions and activities are subject to the Political Contributions and Activities Policy and Procedures. None of my Immediate Family Members have made any political contributions or engaged in any political activities, except for those which I pre- cleared and received approval from the Compliance Department.

[1]

Immediate Family Member includes individuals residing in your household who are your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law; individuals to whom you provide full-time economic support; and individuals who you claim as dependents for tax purposes.

[2]

“Beneficial interest” means that you or your Immediate Family Member(s), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect economic interest in the account (e.g., you or your Immediate Family Member(s) are the named beneficiary of the account; you or your Immediate Family Member(s) are listed on the account in any way; you or your Immediate Family Member(s) receive payments/disbursements from the account; etc.).

In addition to the above representations and acknowledgments and in accordance with the Employee Handbook, I confirm that except for any matters specifically addressed with the Chief Compliance Officer and/or the Compliance & Risk Management Committee:

A.	Since joining the Firm, I have not been arrested, nor has a warrant been issued for my arrest;

B.	In the past ten years, I have not been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony[3];

C.	There are no felony charges[4] currently pending against me;

D.

In the past ten years, I have not been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor[5] involving: investments or an investment-related[6] business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses;

E.	There are no misdemeanor charges as listed in Item C (above) currently pending against me;

F.	Neither the U.S. Securities and Exchange Commission (SEC) nor the U.S. Commodity Futures Trading Commission (CFTC) has ever:

i.	found me to have made a false statement or omission;

ii.	found me to have been involved in a violation of SEC or CFTC regulations or statutes;

iii.	found me to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted;

iv.	entered an order against me in connection with investment-related activity; or

v.	imposed a civil money penalty on me, or ordered me to cease and desist from any activity.

[3]

In jurisdictions that do not differentiate between a felony and a misdemeanor, a “felony” is generally defined as an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $ 1,000. The term also includes a general court martial.

[4]	To be “charged” means that you are accused of a crime in a formal written complaint, information or indictment (or equivalent formal charge.)
[5]

In jurisdictions that do not differentiate between a felony and a misdemeanor, a “misdemeanor” is generally an offense punishable by a sentence of less than one year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

[6]

Investment-related” means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

G.	No other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority has:

i.	ever found me to have made a false statement or omission, or been dishonest, unfair, or unethical;

ii.	ever found me to have been involved in a violation of investment-related regulations or statutes;

iii.	ever found me to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted;

iv.	entered an order against me in connection with an investment-related activity; or

v.	ever denied, suspended, or revoked my registration or license, or otherwise prevented me, by order, from associating with an investment-related business or restricted my activity.

H.	No self-regulatory organization (e.g. the Financial Industry Regulatory Authority (FINRA)) or commodities exchange has ever:

i.	found me to have made a false statement or omission;

ii.	found me to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC);

iii.	found me to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted; or

iv.	disciplined me by expelling or suspending me from membership, barring or suspending me from association with other members, or otherwise restricting my activities.

I.	No authorization to act as an attorney, accountant, or federal contractor granted to me has ever been revoked or suspended;

J.	I am not currently the subject of any regulatory proceeding[7] that could result in a “yes” answer to any part of Item F, G or H;

K.	No domestic or foreign court has ever:

i.	enjoined me in connection with any investment-related activity;

ii.	found that I was involved in a violation of investment-related statutes or regulations; or

iii.	dismissed, pursuant to a settlement agreement, an investment-related civil action brought against me by a state or foreign financial regulatory authority.

[7]

A “proceeding” includes a forma] administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation or investigations.

L.	I am not currently the subject of any civil proceeding that could result in a “yes” answer to any part of Item K.

M.	I am in compliance with all applicable federal, state and local tax filing requirements.

N.	There are no existing federal, state or local tax liens or judgments pending against me, or any business or property in which I have an ownership interest.

O.	I have not filed for personal bankruptcy in the last ten (10) years.

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